UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2012

Steel Excel Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2603 Camino Ramon, Suite 200, San Ramon, California 94583
(Address of principal executive offices including zip code)

 (408) 945-8600
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 31, 2012, Steel Excel Inc. (the “Company”) completed its previously announced acquisition of Sun Well Service, Inc. (“Sun Well”) from BNS Holding, Inc. (“BNS”). Pursuant to a Share Acquisition Agreement among the Company, BNS, SWH, Inc. (“SWH”) and SPH Group Holdings LLC, dated April 30, 2012 (the “Acquisition Agreement”), the Company acquired all of the capital stock of SWH, the parent company of Sun Well.

The acquisition price was paid through the issuance of 2,027,500 shares of the Company’s common stock, valued at $60,825,000, or $30 per share, and approximately $7.9 million of cash. As part of the transaction, approximately $17.6 million of indebtedness owed by Sun Well will remain outstanding, with $16 million of such amount attributable to a term loan under a secured credit facility with a financial institution.  The credit facility also includes a $5 million revolving line of credit, none of which was outstanding on May 31, 2012.

Affiliates of Steel Partners Holdings L.P. (the “Steel Parties”) owned approximately 40% of the Company and approximately 85% of BNS prior to the execution of the Acquisition Agreement. As permitted by the terms of the Acquisition Agreement, the Steel Parties purchased 200,000 shares of the Company’s common stock in the open market following the execution of the Acquisition Agreement and prior to the closing date, which, as provided in the Acquisition Agreement, resulted in a reduction of the number of shares issued as part of the acquisition price and a corresponding increase in the portion of the acquisition price paid in cash.  As a result of the transaction, the Steel Parties beneficially own approximately 51.1% of the outstanding common stock of the Company.

John J. Quicke, the Company’s Interim President and Chief Executive Officer, is an affiliate of the Steel Parties and the President and Chief Executive Officer of each of SWH and Sun Well and a director of Sun Well.  Jack L. Howard, the Vice-Chairman of the board of the Company, is an affiliate of the Steel Parties, Chairman of the board of BNS and the Vice President, Treasurer and Secretary and a director of each of SWH and Sun Well.

The Company appointed a special committee (the “Special Committee”) comprised solely of its independent directors to consider and negotiate this transaction on its behalf, as did BNS. No specific formula or principle (as used in Item 2.01(d) of Form 8-K) was used in determining the amount of consideration paid by the Company in the acquisition. The Special Committee, with the assistance of its independent financial advisor, considered a number of factors in negotiating the acquisition price, including, without limitation, the fairness opinion from its financial advisor.

The foregoing summary of the Acquisition Agreement and the transaction does not purport to be complete and is qualified in its entirety by reference to the full text of the Acquisition Agreement, which was attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 2, 2012 and which is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

The information regarding the ownership of the common stock of the Company by the Steel Parties contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 8.01.  Other Events.

On May 31, 2012 Steel Excel Inc. issued a press release announcing the completion of the acquisition.  The press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K are not included in this Current Report. The Company intends to file these financial statements by an amendment within the timeframe permitted by Item 9.01(a).

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K is not included in this Current Report. The Company intends to file this pro forma financial information by an amendment within the timeframe permitted by Item 9.01(b).

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Steel Excel Inc. on May 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Steel Excel Inc.

By:	/s/ Mark A. Zorko
Name: Mark A. Zorko
Title: Chief Financial Officer

Dated:  June 5, 2012

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued by Steel Excel Inc. on May 31, 2012.